Exhibit 4.57

Exclusive Purchase Right Agreement

Beijing eLong Information Technology Co., Ltd (hereinafter “Party A”)

Registered Address: Xingke Plaza-C,10 Jiu Xian Qiao Road, Chaoyang District, Beijing.

Legal Representative: Justin Tang

Pledgor: Tian Binbin

Address: Room 203, Unit 7, No. 2 Building, Jiulian Xincun, Wenshan Road, Hangzhou.

ID No.: 330103501124042

WHEREAS:

1. Party A is a limited liability company registered and established in PRC; Party B is a PRC resident, and of which hold 20% equity interest of Hangzhou Global-link Consultation Service Co., Ltd (Hangzhou Global-link); Hangzhou Global-link is a limited liability company established and validly existing in accordance with PRC laws.

2. “Loan Agreement” (hereinafter the “Loan Agreement”) was entered into by and between Party A and Party B dated as of March 22, 2004, and according to which Party A provided the funds to Party B.

3. Party B is willing to grant Party A or the third party designated by Party A the right to subscribe for the 20% equity interest in Hangzhou Global-link held by Party B.

NOW, THEREFORE, the parties to this agreement hereby agree on March 22, 2005 as follows:

Chapter One. Purchases and Sale of Equity Interest

1.1 Authorizations

Party B hereby irrevocably delivers to Party A, under the laws of the PRC, an irrevocable sole authority of, following the steps decided by Party A, and the price specified in 1.3 of this agreement, purchasing by Party A or by one or more persons designated by Party A (the “Designated Persons”) at any time from Party B of its all or part of the equity interest (“Purchase Right of Equity Interest”) of Hangzhou Global-link. Besides Party A and the Designated Persons, any third party does not have such Purchase Right of Equity Interest. Hangzhou Global-link hereby agrees the delivery of Purchase Right of Equity Interest from Party B to Party A. As specified in this and this agreement, the “person” has the meaning of a person, corporation, joint venture, partnership, enterprise, trust or non-corporation organization.

1.2 Steps

Upon and subject to the laws and regulations of PRC, Party A may send a written notice (the “Notice of Purchase of Equity Interest”) to Party B upon its performance of purchase to explain in detail the way of purchase (Purchased Equity Interest).

1.3 Purchase Price

Except as requested by law to evaluate, the price of the Purchased Equity Interest (“Purchase Price”) shall be RMB166,000.

1.4 Transfer of the Purchased Equity Interest

Every time upon Party A’s performance of the Purchase Right of Equity Interest:

(a) Party B shall supervise and urge Hangzhou Global-link to convene the shareholders meeting, and during the meeting, to pass the decision or resolution to transfer the equity interest from Party B to Party A and/or the Designated Persons;

(b) Party B shall, upon the terms and conditions of this agreement and the Notice of Purchase of Equity Interest, enter into Equity Interest Transfer Agreement with Party A (or, in applicable situation, the Designated Persons); and

(c) The related parties shall execute all other requisite contracts, agreements or documents, acquire all requisite approval and consent of the government, and, without any security interest, perform all requisite action to transfer the valid ownership of the Purchased Equity Interest to Party A and/or the Designated Person, and to cause Party A and/or the Designated Person to be the registered owner of the Purchased Equity Interest. For this and this agreement, “Security Interest” has the meaning of security, mortgage, right or interest of the third party, any purchase right of equity interest, right of acquisition, prior purchase right, right of set-off, ownership detainment or other security arrangements. To further define the meaning, it does not include any security interest subject to this agreement or the equity interest pledge contract of Party B. As described in this and this agreement, “the Equity Interest Pledge Agreement of Party B” has the meaning of the Equity Interest Pledge Agreement entered into by Party A and Party B dated as of the execution date of this agreement. According to this agreement, to secure Party B to perform the obligations subject to the Loan Agreement, Party B pledges all its equity interest in Hangzhou Global-link to Party B.

1.5 Payment

Whereas contemplated in the Loan Agreement, Party B shall transfer 20% its equity interest in Hangzhou Global-link, as the repayment to its loan in amount of RMB 166, 000 borrowed from Party A. Therefore, except that other arrangement shall be made according to the prevailing applicable law at that time, upon the performance of the Purchase Right of Equity Interest by Party A, the Purchase Price shall be used as the payment for the principal as well as the interests from Party B to Party A arising from the loan. Party A does not need to pay the Purchase Price of the equity interest to Party B anymore.

Chapter Two. Promises Relating Equity Interest

Promises Relating B

(a) Without prior written consent by Party A, not, in any form, to complement, change or renew the articles of the association of Party C, to increase or decrease registered capital of the corporation, or to change the structure of the registered capital in any other forms;

(b) Without Party A’s prior written consent, not to consent, support or execute any resolution in the shareholders’ meeting of Hangzhou Global-link for the sale, transfer, mortgage, any other disposal of Hangzhou Global-link’s legal right of equity or equity interest or to create any other security interest of Hangzhou Global-link’s legal right of equity or equity interest, except that the counter party is Party A or those designated by Party A;

(c) Without Party A’s prior written consent, not to consent, support or execute any resolution in the shareholders’ meeting of Hangzhou Global-link for the merge or combination with, buy or investment in, any person;

(d) Promptly inform Party A of the pending or threatened suit, arbitration or regulatory procedure concerning the equity interest of Hangzhou Global-link.

(e) To cause the Board of Shareholders commissioned by it to vote to approve the transfer of the Purchased Equity Interest subject to this agreement;

(f) In order to keep its ownership of the equity interest, to execute all requisite or appropriate documents, do all requisite or appropriate action, and advance all requisite or appropriate accusation, or make requisite or appropriate plea for all claims;

(g) Upon the request of Party A, to commission any person designated Party A to be the member of the board of directors of Hangzhou Global-link;

(h) Upon the request of Party A at any time, to immediately transfer its equity interest to the representatives designated by Party A unconditionally and at any time, and abandon its prior purchase right of such equity interest transferring to another available shareholder;

(i) To prudently comply with the terms and conditions of this agreement and other agreements entered into totally or respectively by Party B and Party A., to actually perform all obligations under these agreements, without doing or otherwise any action that sufficiently affects the validity and enforceability of these agreements

3. Representations and Warranties

Representations and Warranties of Party B

Dated as of the execution date of this agreement and every transferring date, Party B hereby represents and warrants together and respectively to Party A as follows:

(a) It has the power and ability to enter into and deliver this agreement, and any equity interest-transferring agreement (“Transferring Agreement”, respectively) having it as a party, for every single transfer of the purchased equity interest according to this Agreement, and to perform its power and rights of obligations under this agreement and any Transferring Agreement. Upon execution, this agreement and the Transferring Agreements having it as a party constitute a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

(b) The execution, delivery of this agreement and any Transferring Agreement and performance of the obligations under this agreement and any Transferring Agreement do not: (i) cause to violate any relevant laws of PRC; (ii) constitute a conflict with its articles of association or other organizational documents; (iii) cause to breach any contract or instruments to which it is a party or having binding obligation on it, or cause to breach any contract or instruments to which it is a party or having binding obligation on it; (iv) cause to violate relevant authorization of any consent or approval to it and/or any continuing valid condition; or (v) cause any consent or approval authorized to it to be suspended, removed, or into which other requests be added;

(c) No litigation, arbitration or administrative procedure relating to equity interest, assets of Party B or Hangzhou Global-link is underway or to be decided or to probably take place; and

(d) It bears the kind and sellable ownership of its equity interest, it does not set any security interest on the said assets.

4. Effective Date

This agreement shall be established from the execution date of this agreement, and come into effect as of the day of March 22, 2005. The validity period of this agreement is the same with the validity period of Loan Agreement.

5. Applicable Law and Dispute Resolution

5.1 Applicable Law

The execution, validity, construing and performance of this agreement, and resolution of the disputes under this agreement, shall be in accordance with officially published and publicly attainable protect and domination of laws (the following called “PRC laws”). Issues not regulated by the PRC laws shall apply international legal rules and conventions.

5.2 Dispute Resolution

(a) Any dispute, tangle or claim arising from the agreement or relating with the agreement (including any issue relating with the existence, validity or termination of the agreement) should be submitted to China International Economic and Trade Arbitration Commission (the “Arbitration Commission”). Arbitration Commission shall conduct arbitration in accordance with the current effective rules of arbitration application. The arbitration award shall be final and binding upon both parties.

(b) Arbitration place shall be Beijing, PRC.

(c) Arbitration language shall be English.

(d) The court of arbitration shall compose of three arbitrators. Both parties should respectively appoint an arbitrator, the chairman of the court of arbitration shall be appointed by both parties through consultation. In case both parties do not coincide in opinion of the person selected for the chief arbitrator within twenty days from the date of their respectively appoint a arbitrator, the director of Arbitration Commission shall have right to appoint the chief arbitrator.

(e) Both parties agreed that the court of arbitration established according to the regulation shall have right to provide actually performed relief on the proper situation according with PRC Law (including but not being limited to Law of Contract of the People’s Republic of China). For the avoidance of doubt, both parties further that any court having jurisdiction (including PRC Court) shall carry out the arbitral award of actual performance issued by the court of arbitration.

(f) Both parties agreed to conduct arbitration in accordance with this regulation, and irrepealably abstain the right to appeal, reexamine or prosecute to national court or other administration of justice in any form, and the precondition shall be that the aforesaid waiver is effective. However the waiver of both parties does not include any post-arbitration injunction, post-arbitration distress warrant or other command issued by any court having jurisdiction (including PRC Court) for terminating the arbitration procedure or carrying out any arbitral award.

6. Taxes and Expenses

Every party shall, according to laws of PRC, bear any and all transferring and registering taxes, costs and expenses for the preparation and execution of this Agreement and all Transferring Agreements, and those arising from or imposed on the party, to complete the transactions of this Agreement and all Transferring Agreements.

7. Notices

Any notice, which is given by the parties hereto for the purpose of performing the rights, duties and obligations hereunder, shall be in writing form (including fax and telex). Where such notice is delivered personally, the time of notice is the time when such notice actually reaches the addressee; where such notice is transmitted by telex or facsimile, the notice time is the time when such notice is transmitted. If such notice does not reach the addressee on business date or reaches the addressee after the business time, the next business day following such day is the date of notice. The delivery place is the address first written above of the parties hereto or the address advised in writing including facsimile and telex from time to time.

8. Confidentiality

Both the parties admit and confirm any oral or written materials exchanged by the parties relating to this agreement are confidential. Both parties shall maintain the secrecy and confidentiality of all such materials. Without written approval by the other party, the party shall not disclose to any third party any relevant materials, but with the exception of the following: (a) the public know or may know such materials (but not disclosed by the party accepting the materials); (b) materials needed to be disclosed subject to ordinance or listing rules or precedents of stock exchange; or (c) any party necessarily discloses materials to its legal or financial consultant relating the transaction of this agreement, and this legal or financial consultant shall have the obligation of confidentiality similar to that set forth in this. The breach of the obligation of confidentiality by staff or employed institution of any party shall be deemed as the breach of such obligation by that party, and by whom the liabilities for breach shall be bored. No matter this agreement may terminate by any reason, this shall continue in force and effect.

9. Further Warranties

The Parties to the agreement agree to promptly execute documents reasonably requisite to the performance of the provisions and the aim of this agreement or documents beneficial to it, and to take actions reasonably requisite to the performance of the provisions and the aim of this agreement or actions beneficial to it.

10. Miscellaneous

10.1 Amendment, Modification and Supplement

Upon amendment, modification and supplement of this agreement shall be subject to the written agreement executed by each party.

10.2 Observance of Laws and Regulations

The parties of the contract shall observe and make sure the operation of each party fully observe all laws and regulations of PRC officially published and publicly gainable.

10.3 Entire Contract

Except the written amendment, supplement and modification of this agreement following the date of execution, this agreement and attachments constitute the entire contract of the parties hereto with respect to the object hereof and supersedes all prior oral or written agreements, representation and contracts with respect to the object hereof.

10.4 Headings

The headings contained in this agreement are for convenience of reading only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this agreement.

10.5 Language

This agreement is executed in Chinese in duplicate.

10.6 Severability

If any one or more provisions of this agreement are judged as invalid, illegal or nonenforceable in any way according to any laws or regulations, the validity, legality and enforceability of other provisions hereof shall not be affected or impaired in any way. All parties shall, through sincere consultation, urge to replace those invalid, illegal or nonenforceable provisions with valid ones, and from such valid provisions, similar economic effects shall be tried to reach as from those invalid, illegal or non-enforceable provisions.

10.7 Successor

This Contract shall bind and benefit the successor of each party and the transferee allowed by each party.

10.8 Survival

(a) Any obligation taking place or at term hereof prior to the end or termination ahead of the end of this agreement shall continue in force and effect notwithstanding the occurrence of the end or termination ahead of the end of the agreement.

(b) Item 5, Item 7 and Item 10.8 hereof shall continue in force and effect after the termination of this agreement.

10.9 Waiver

Any party to this agreement may waive the terms and conditions of this agreement. Such waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver by a party to the breach hereof by other parties in certain situation shall not be construed as a waiver to any similar breach by other parties in other situation.

(No text hereunder)

IN WITNESS THEREFORE, Parties to this Agreement or through their duly authorized representatives have executed this Agreement as of the date first written above.

Party A: Beijing eLong Information Technology Co., Ltd

Signature of Authorized Representative:	/s/

/s/

Party B: Tian Binbin

Signature:	/s/